Exhibit 10.35
SEMPRA
<YEAR> LONG TERM INCENTIVE PLAN
<YEAR> INITIAL RESTRICTED STOCK UNIT AWARD – NON-EMPLOYEE DIRECTORS

You have been granted a restricted stock unit award representing the right to receive the number of shares of Sempra Common Stock set forth below, subject to the vesting conditions set forth below. The restricted stock units, and dividend equivalents with respect to the restricted stock units, under your award may not be sold or assigned. They will be subject to forfeiture unless and until they vest as provided herein. Shares of Common Stock will be distributed to you when the restricted stock units vest under the terms and conditions of your award.

The terms and conditions of your award are set forth herein and in the Sempra <YEAR> Long Term Incentive Plan (the “Plan”), which has been provided to you.

Date of Award:	<DATE>
Name of Recipient:	<NAME>
Number of Restricted Stock Units (prior to any reinvested dividend equivalents):	<NUMBER> units

You have been granted a restricted stock unit award under the Plan. Your restricted stock units represent the right to receive one share of Sempra Common Stock (together with reinvested dividend equivalents) for each restricted stock unit upon the vesting of your award, subject to the terms and conditions of your award.
Your restricted stock units are not shares of Common Stock. You will have no rights as a shareholder unless and until shares of Common Stock are issued to you upon the vesting of your restricted stock units.

Your restricted stock units (and reinvested dividend equivalents) are subject to transfer restrictions and will be forfeited if your Sempra board service terminates before your units vest, subject to certain exceptions. See “Vesting/Forfeiture of Restricted Stock Units”, “Transfer Restrictions”, and “Termination of Board Service” below.

Vesting/Forfeiture of Restricted Stock Units:
Subject to the provisions below relating to the treatment of your restricted stock units in connection with a Change in Control, if not previously forfeited, your restricted stock units will vest (together with related dividend equivalents) on the first anniversary of the award date or upon your earlier termination of board service by reason of your death, disability, or removal from the board without cause.

Your unvested restricted stock units will be forfeited upon your termination of board service for any reason other than your death, disability, or removal from the board without cause.

Transfer Restrictions:
Your restricted stock units may not be sold or otherwise transferred and will remain subject to forfeiture conditions until they vest.

Termination of Board Service:
If your Sempra board service terminates for any reason prior to the vesting of your award (other than by reason of your death, disability, or removal from the board without cause), all of your unvested restricted stock units will be forfeited.
If your board service terminates by reason of your death, disability, or removal from the board without cause, all unvested restricted stock units (and reinvested dividend equivalents) will immediately vest.

Dividend Equivalents:
You also have been awarded dividend equivalents with respect to your restricted stock units. Your dividend equivalents represent the right to receive additional shares of Common Stock in the future, subject to the terms and conditions of your award. Your dividend equivalents will be determined based on the dividends that you would have received, had you held shares of Common Stock equal to the vested number of your restricted stock units from the date of your award to the date of the distribution of shares following the vesting of your restricted stock units, and assuming that the dividends were reinvested in Common Stock (and any dividends on such shares were reinvested in Common Stock). The dividends will be deemed reinvested in the same manner as dividends reinvested pursuant to the terms of the Sempra Direct Stock Purchase Plan (also known as the Sempra Dividend Reinvestment Plan). Your dividend equivalents will be subject to the same transfer restrictions and forfeiture and vesting conditions as the shares represented by your restricted stock units.

Also, your restricted stock units (and dividend equivalents), including the terms and conditions thereof, will, in the sole discretion of the Sempra board, be substituted or adjusted, as applicable, in accordance with the terms and conditions of the Plan. Any additional restricted stock units (and dividend equivalents) awarded to you as a result of such substitution or adjustment also will be subject to the same transfer restrictions, forfeiture and vesting conditions and other terms and conditions that are applicable to your restricted stock units (and dividend equivalents).

Distribution of Shares:
Following the vesting of your restricted stock units, you will receive the number of shares of Common Stock equal to the number of your restricted stock units that have vested. Also, you will receive the number of shares of Common Stock equal to your vested dividend equivalents. You will receive the shares as soon as reasonably practicable following the vesting date but in no event more than 2-1/2 months following the calendar year in which the vesting date occurs (or such other date as determined under the Sempra Employee and Director Savings Plan or any other deferred compensation plan maintained by Sempra). Once you receive all of the shares of Common Stock, your restricted stock units (and dividend equivalents) will terminate.

Taxes:
Upon the distribution of your units (and related dividend equivalents) in shares of Common Stock, you will realize taxable income based on the fair market value of the shares on the distribution date and, if applicable, you must pay any applicable withholding (or other) taxes.

If you are subject to withholding (or other) taxes, prior to the taxable or tax withholding event, as applicable, you must pay, or make adequate arrangements satisfactory to Sempra to pay these taxes. In this regard, unless you instruct otherwise and pay or make arrangements satisfactory to Sempra to pay these taxes, upon the distribution of your shares, Sempra will withhold a sufficient number of shares of common stock that you would otherwise be entitled to receive to cover the minimum required withholding taxes and transfer to you only the remaining balance of your shares.

Change in Control:
A change in control shall be governed in accordance with the terms of the Plan.

Further Actions:
You agree to take all actions and execute all documents appropriate to carry out the provisions of this Agreement.
You shall be deemed to have accepted this award unless you affirmatively reject it in writing addressed to the Corporate Secretary of the Company no later than 90 days following the Date of Award.
You also appoint as your attorney-in-fact each individual who at the time of so acting is the Secretary or an Assistant Secretary of Sempra with full authority to effect any transfer of any shares of Common Stock distributable to you, including any transfer to pay withholding taxes (if applicable), that is authorized by this Agreement.

Applicable Law:
This Agreement will be interpreted and enforced under the laws of the State of California.

Other Agreements:
In the event of a conflict between the terms of this Agreement and the Plan, the plan document shall prevail.

By your acceptance of this award, you agree to all of the terms and conditions set forth herein and in the Plan. You will be deemed to have accepted this award unless you affirmatively reject the award in accordance with the procedures described herein.

Sempra:	<SIGNATURE>
Title:	<NAME> <CEO or CHRO (however designated)>